Equipment Rental and Personnel Services Agreement

The undersigned:

1.	SonicSampDrill B.V. (hereinafter “SSD”) with registered office at the address Uitmaat 8, 6987 ER Giesbeek, The Netherlands;

and

2.	Minatura Gold, a Nevada corporation, (hereinafter “Minatura”) with registered office at the address 215 Lyon Drive, PO Box 2590, Fernley NV 89408, United States of America;

now hereby agree as follows:

1.   Subject

Minatura wishes to make use of rental equipment, supplies and personnel and SSD wishes to furnish such rental equipment, supplies and personnel, as described by GlobalSonicSampling letter (hereinafter: “the Letter”), (dated: Los Angeles, 18 December 2009, Reference: 091218, Subject: Sampling project Colombia) sufficiently familiar to Parties at the prices set forth in the Letter. The Letter forms an integral part of this Agreement and is attached hereto.

2.   Duration & Title

1.
This Agreement concerning the rental of goods and services is  for an initial period of three months, starting from the date of arrival of the Equipment at the project site, with an unilateral option to extend for an additional three months if so desired by Minatura.

2.
This Agreement does not constitute any transfer of title of the Equipment to Minatura, unless the option to purchase as set forth in the Letter is activated by Minatura in writing and the corresponding purchase price is paid in full to SSD.

3.   Delivery

1.
On the condition that Minatura fulfills its obligations as laid down in the payment plan as set out in Article 5 of this Agreement, SSD will no later than January 11, 2010, make the Equipment ready for departure. The Equipment is scheduled to depart from the Port of Rotterdam, The Netherlands, at the first possibility. The anticipated transit time from Rotterdam to the Port of Cartagena, Colombia, is approximately twenty-one (21) days.  SSD cannot guarantee this approximated transit time and will not be liable for any damages due to delay in the transit time.

2.
SSD and Minatura together will coordinate the schedule of Crew arrival into Medellin, Colombia, to coincide with the arrival of the Equipment at the project site. SSD agrees that it is solely responsible for the delivery of the rental equipment to the Port of Cartagena, Colombia, and that any delay in the sea freight transit time beyond a period of 28 days will not result in a financial penalty to Minatura.

4. Transport, insurance and maintenance

1.
SSD shall subscribe for and maintain a comprehensive insurance policy for the Equipment while it is specifically located in Colombia to cover losses as a result of loss, damage, fire or theft of the Equipment, and for any damages due to liability of SSD for the Equipment for the full duration of this Agreement.

2.
In case Minatura wishes to move the Equipment Minatura will first obtain the necessary approval from SSD and further subscribe for and maintain a comprehensive insurance with respect to the transport of the Equipment.

3.
All premiums relating to the insurance policies shall be for the account of Minatura. Upon first request, Minatura shall promptly reimburse to SSD all premiums SSD shall be required to pay under the said insurance policies for the full duration of the Agreement. On request of Minatura SSD will provide Minatura with copy of the policy and the premium notes for the necessary insurance.

If Minatura fails to cooperate with the timely return of the equipment after the lapse of the Agreement, Minatura shall forfeit a penalty of € 5,000. and € 1,000. for each day this violation continues, all the foregoing without prejudice to all other remedies of SSD, including the right to claim full damages, should these exceed the penalties.

5.   Payment

1.	Minatura will pay all payments done under this Agreement in Euros;
2.	Minatura will pay the advanced payment of Euro 222,000. before January 11, 2010 on the bank account of SSD;
3.	Minatura will pay an additional payment of Euro 100,000. on the bank account of SSD within two days after the Equipment has arrived on the project site;
4.	The aforementioned advance payments amounting to a total of Euro 322,000. will be deducted from the final invoice of SSD, irrespective whether the total rental period is either three or six months.
5.	Invoices, rental crew and equipment + meter age sampling rate, will be sent by SSD every 2 weeks during the execution of the project.
6.	Invoices have to be paid within 30 days of invoice date.
7.	Payments will be made by Minatura without settlement or any other form of reservation.
8.
In the case of an overdue payment of any due and payable amount Minatura shall pay an interest rate of  10 %  over the overdue amount from the day that Minatura is in default until the day of payment in full, to be increased with full legal and court costs if any, with a minimum of 3 % of the principal sum due.

6.  Taxes

Minatura agrees to be solely responsible for any and all applicable taxes, customs duty and importation and/or exportation charges imposed in the country of Colombia by either rental or purchase option.

7.   Equipment and Crew Performance

1.
Depending on terrain and material conditions the CRS-V crawler drilling unit is suitable for drilling holes to a minimum of thirty (30) meters depth using 7-inch casing and 5-inch sampling equipment . SSD anticipates that, excluding conditions of Force Majeure, each rental unit shall have an average production rate of 22,5 meters per day based upon a 10 hour shift under normal operating conditions.  Any average production of less than the above average of drilled, cased and extracted samples per rig per day will be grounds for renegotiation of the pricing schedule between SSD and Minatura which the parties agree to do in good faith. In any renegotiation of price, the parties  will take into consideration that the rate of production is dependent on a lot of factors, e.g. accessibility of the land, distance accommodation – jobsite, geological conditions, water delivery, diesel delivery, other consumables, clearance of forest, crops, temp cross overs, local permits etc.

2.	If SSD will not be able to produce the estimated production per day, it will not be responsible or liable for any damages resulting thereof except to renegotiate as set forth in 7.1. above.

8.   Patents

SSD hereby grants a non-exclusive, royalty-free right and license to use the SonicSampDrill CompactRotoSonic head (Licensed Product) to Minatura. Minatura shall not copy or duplicate the Licensed Product.  The License Grant shall continue for the entire period the Licensed Product is utilized by Minatura under this Agreement, and so long as Minatura complies with all the terms of this Agreement.

9.   Liability

1.
Minatura agrees to exculpate, indemnify, defend and hold SSD harmless from any and all claims arising from drilling with the Equipment pursuant to this Agreement; provided, however, that SSD shall not be entitled to indemnification from Minatura for any negligent act or omission by SSD.

2.
SSD is prepared to accept liability for damages caused by the Equipment, if and to the extent such damages are covered by SSD’s general liability policy, a copy of the certificate of insurance of which is annexed to this agreement as Annex I.

3.	SSD is not liable for any damage of Minatura deriving from this Agreement except in the event of an intentional act or omission or conscious recklessness of SSD.
4.
SSD’s total liability to Minatura for damages, from any cause whatsoever, and regardless of the form of action, whether in contract or tort, including negligence, is limited to the actual damages up to the amount set forth herein for utilization of the Equipment and Crew under this Agreement .

10.  Confidential Information

Parties acknowledge that in the course of the performance of this Agreement, they may be given access to, or come into possession of, confidential information of the other party, which information contains trade secrets, proprietary data or other confidential information (“Confidential Information”).  Parties agree that they are entitled to exclusive protection against use by the other party of any such Confidential Information. Parties agree that they will not use, duplicate or divulge to others any Confidential Information, as long as its confidential nature is preserved. It shall not be deemed a breach of this Agreement if by means other than an intentional disclosure, such Confidential Information becomes known or accessible to the public or competitors or if the other is compelled by judicial or administrative proceedings to disclose Confidential Information.  The obligations of this Article 10 shall survive termination of this Agreement.

11.  Ownership

1.	For the full duration of this Agreement SSD will remain the owner of the Equipment.
2.	Minatura shall not, even conditionally, transfer the ownership of the Equipment or pledge any rights to the Equipment.
3.	Minatura shall not make the Equipment available to a third party or commit itself to that.
4.	Minatura shall not permanently fix the Equipment to the ground and/or to any immovable property so that the Equipment loses its independence by becoming part of one or more other objects.
5.
On first request of SSD, Minatura will inform SSD of the exact whereabouts of the Equipment. Without prior written authorisation of SSD Minatura will not move the Equipment from the Coco Hondo drilling site.

12. Rights SSD in case of default etc. of Minatura

In case of any of the following events SSD will have the right either to maintain the Agreement while claiming payment at once of all remaining payment terms increased with interest, damages and costs, or to dissolve the Agreement in which case Minatura has to return the Equipment immediately to SSD, SSD being also entitled to take the Equipment back itself and for that purpose enter the business park or business activities of Minatura, under the obligation for Minatura to pay interest, damages and costs:

a.	When Minatura remains in default of any obligation under this Agreement despite summation of SSD;
b.	In case of dissolution, liquidation of merger of Minatura; and
c.	When a petition for suspension of payments or bankruptcy for Minatura has been filed.

13.           No Assignment

This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other; provided, however, that such consent shall not be unreasonably conditioned, delayed or withheld if Minatura would want to assign this Agreement to one of its affiliates.

14.  Confidential Agreement

The existence and terms of this Agreement are confidential and neither party shall disclose the same to any third party without consent of the other, unless required to do so by valid court order.  Disclosure to a lawyer, accountant or other financial advisor for purposes of obtaining professional advice shall not violate this Article.

15.  Choice of Law; Competent Court and Arbitration

This Agreement shall be governed by and construed in accordance with the laws of the the State of New York, USA.  Any dispute between the parties arising from this Agreement shall be submitted to the court at Amsterdam, unless SSD would decide to prefer binding arbitration conducted pursuant to the rules of the American Arbitration Association (“AAA”), except that the AAA shall not be notified of the arbitration.  The venue for any arbitration arising under this Article 13 shall be in Amsterdam, the Netherlands.  The arbitration shall be conducted before one arbitrator selected by the parties from the AAA’s roster of commercial arbitrators.  In the event the parties are unable to reach agreement on an arbitrator within 20 days of notice by the party demanding arbitration, the arbitrator shall be appointed by the presiding judge of the court at Amsterdam, the Netherlands.  The parties agree that the substantially prevailing party in any arbitration brought pursuant to this Article 13 will be awarded his or its reasonable attorneys’ fees and costs incurred therein.  The arbitration award shall be non-appealable and may be confirmed and enforced in any state or federal court having competent jurisdiction.

16.  Entire Agreement

This Agreement including the Letter which is an integral part of this Agreement , constitutes the entire agreement between both parties concerning this transaction, and replaces all previous communications, representations, understandings, and agreements, whether verbal or written, between the parties to this Agreement or their representatives.  No representations or statements of any kind made by either party, that are not expressly stated in this Agreement, shall be binding on such parties.

17.   Notices

Any notice by one of the Parties to the other Party shall be sent to the address set forth in the preamble of this Agreement by registered mail, postage prepaid with return receipt requested.

18.   Force Majeure

1.
In the event that any of the Parties is unable to perform any of its obligations under this Agreement because of any act of God, e.g., flooding, earthquake, volcanic eruption, systems malfunction of the Equipment, civil disobedience such as FARC or paramilitary action and an act of governments as a result of which a Party effectively and genuinely can not proceed with the execution of its obligations, where this failure to perform  is beyond the reasonable control of the Party and not caused by negligence of this non-performing Party (a “Force Majeure Event”), both parties are for that time relieved from liability and/ or obligation. The non-performing  Party shall give notice immediately to the other Party of this extreme situation and shall use its reasonable best efforts to resume performance.

2.
SSD shall maintain adequate insurance (see 4.2) to cover any and all damage and losses as a result of any act of God. All premiums relating to the insurance policy, which applies specifically and only to SSD equipment and men while located in Colombia, shall be for the account of Minatura (see 4.4).

19.   Severability

If any provisions of this Agreement are held by a court of competent jurisdiction to be invalid under any applicable statute or rule of law, they are to that extent to be deemed omitted and the remaining provisions of this Agreement shall remain in full force and effect.

20.  Conflict Between Letter and Agreement

This Agreement will always supercede and prevail if there is any conflict or variation between terms of the Agreement and the Letter of December 18, 2009.

Understood, Agreed & Approved

We have carefully reviewed this contract and agreed to and accept all of its terms and conditions.  We are executing this Agreement as of the Effective Date of January 7, 2010.

Thus agreed and signed in twofold on January 7, 2010.

Minatura Gold                                                                                     SonicSampDrill BV

By:/S/ Tod Turley                                                          By:/S/ Frans Top
      Tod Turley, Chief Operating Officer                                                   Frans Top, Senior field supervisor SSD

Annex I: Certificate of insurance of general liability policy SSD.